EXHIBIT 99.1

CONTACTS:
Mike El-Hillow Executive Vice President, Chief Financial Officer Advanced Energy Industries, Inc. 970-407-6570 mike.el-hillow@aei.com	Cathy Kawakami Director of Investor Relations Advanced Energy Industries, Inc. 970-407-6732 cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

ADVANCED ENERGY REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS

FORT COLLINS, Colo., February 17, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today reported financial results for the fourth quarter and year ended December 31, 2004. Advanced Energy provides a comprehensive suite of process-centered solutions critical to the production of semiconductors, flat panel displays, data storage products, architectural glass and other advanced thin film product applications.

Fourth Quarter 2004 Review

For the 2004 fourth quarter, sales were $88.4 million, up 18 percent compared to $74.7 million in the fourth quarter of 2003, and down 6 percent compared to $93.6 million in sales for the third quarter of 2004.

The fourth quarter 2004 net loss was $23.0 million, or $0.70 per share. Included in the fourth quarter 2004 net loss are $19.8 million in pre-tax charges primarily attributable to increased excess and obsolete inventory reserves, a change in an accounting estimate related to demonstration equipment, employee severance and termination costs, and intangible asset impairments.

The fourth quarter 2003 net loss was $2.4 million, or $0.08 per share, and the third quarter 2004 net loss was $1.1 million or $0.03 per share.

Full-Year 2004 Review

Full-year 2004 sales were $395.3 million, a 51 percent increase compared to $262.4 million in sales for the full-year 2003. The net loss for the 2004 full-year period was $12.7 million, or $0.39 per share, compared to a net loss of $44.2 million, or $1.37 per share for the full-year 2003.

Doug Schatz, chairman, president and chief executive officer of Advanced Energy, said, “Revenue for the fourth quarter was above our expectations based on strong sales to the flat panel display market. This week, we formally announced Summit™, a revolutionary product targeted at advanced processing applications, including next generation flat panel display manufacturing. Summit™ has had a successful introduction to the marketplace, contributing to the 94 percent year-over-year increase in sales to the flat panel display market.”

Advanced Energy Reports Fourth Quarter and Year-End 2004 Results — Page 2
February 17, 2005

“Semiconductor-related business continues to decline in the near term, although recently announced capital expenditure budget increases by large chip manufacturers could suggest improving trends later in the year,” said Mr. Schatz. “We are continuing to take the appropriate actions to ensure we are well positioned to respond quickly to changing market dynamics.”

Mr. Schatz continued, “We expect first quarter 2005 sales to be $83 million to $85 million, a 4 percent to 6 percent decline quarter over quarter. Despite the lower anticipated revenue level, we expect to return to operating profitability in the first quarter, as we begin to realize the initial cost benefits from our global manufacturing and supply-base initiatives.”

Fourth Quarter and Year-End 2004 Conference Call

Management will host a conference call today, Thursday, February 17, 2005 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 7663016. The replay will be available through Thursday, February 24, 2005. There will also be a webcast available at www.advanced-energy.com.

About Advanced Energy

Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.

Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.

Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

Safe Harbor Statement

This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the first quarter of 2005. Forward-looking statements are subject to

Advanced Energy Reports Fourth Quarter and Year-End 2004 Results — Page 3
February 17, 2005

known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor, semiconductor capital equipment and flat panel display industries, Advanced Energy’s ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, the Company’s successful completion of key initiatives such as the worldwide manufacturing realignment and the shift to Asian-based suppliers, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov . Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003
Sales	$88,399	$74,731	$93,550	$395,305	$262,402
Cost of sales	73,836	48,100	63,810	275,626	174,455

Gross profit	14,563	26,631	29,740	119,679	87,947

Operating expenses:
Research and development	12,746	12,750	12,576	51,541	51,647
Selling, general and administrative	12,494	11,345	14,382	54,767	49,339
Amortization of intangible assets	538	1,199	1,092	3,925	4,612
Restructuring charges	3,670	1,018	(165)	3,912	4,306
Demonstration equipment charge	3,752	—	—	3,752	—
Impairment of intangible assets	3,326	—	—	3,326	1,175

Total operating expenses	36,526	26,312	27,885	121,223	111,079

(Loss) income from operations	(21,963)	319	1,855	(1,544)	(23,132)

Other expense, net	(1,690)	(1,957)	(1,994)	(7,256)	(9,308)

Loss before income taxes	(23,653)	(1,638)	(139)	(8,800)	(32,440)

Benefit (provision) for income taxes	648	(801)	(997)	(3,947)	(11,801)

Net loss	$(23,005)	$(2,439)	$(1,136)	$(12,747)	$(44,241)

Basic and diluted loss per share	$(0.70)	$(0.08)	$(0.03)	$(0.39)	$(1.37)

Basic and diluted weighted-average common shares outstanding	32,698	32,433	32,674	32,649	32,271

The following condensed consolidated statements of operations excluding certain (charges) benefits are presented to aid in understanding the operating results of Advanced Energy Industries, Inc. These condensed consolidated statements of operations are not in accordance with generally accepted accounting principals (GAAP) in the United States of America and may be different from similar measures used by other companies. The statement below presents adjusted net income that is GAAP net income, adjusted to exclude certain charges and benefits, and adjusted gross profit that is GAAP gross profit, adjusted to exclude inventory write-downs for excess and obsolete inventory. Reconciliations from these non-GAAP financial measures to the most directly comparable measures reported under GAAP are included at the bottom of this statement. The inclusion of the charges and benefits herein does not necessarily indicate that such events will not recur in the future.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
EXCLUDING CERTAIN (CHARGES) BENEFITS
(in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,
	2004	2004
Sales	$88,399	$93,550
Cost of sales	64,797	63,810

Gross profit (Non-GAAP)	23,602	29,740

Operating expenses:
Research and development	12,746	12,576
Selling, general and administrative	12,494	14,382
Amortization of intangible assets	538	1,092
Restructuring charges	—	—
Demonstration equipment charge	—	—
Impairment of intangible assets	—	—

Total operating expenses	25,778	28,050

(Loss) income from operations (Non-GAAP)	(2,176)	1,690

Other expense, net	(1,690)	(1,994)

Loss before income taxes	(3,866)	(304)

Provision for income taxes (Non-GAAP)	(654)	(997)

Net loss excluding certain (charges) benefits (Non-GAAP)	$(4,520)	$(1,301)

Basic and diluted loss per share (Non-GAAP)	$(0.14)	$(0.04)

A reconciliation of our gross profit and net loss excluding certain (charges) benefits to the most directly comparable measures under generally accepted accounting principals in the United States of America is presented below:

Gross profit excluding certain (charges) benefits (Non-GAAP)	$23,602	$29,740
Inventory write-down (1)	(9,039)	—

Gross profit (GAAP)	$14,563	$29,740

Net loss excluding certain (charges) benefits (Non-GAAP)	$(4,520)	$(1,301)

Inventory write-down (1)	(9,039)
Employee severance and termination costs (2)	(3,670)	165
Change in estimated life of demonstration and evaluation equipment (3)	(3,752)
Impairment of intangible assets (4)	(3,326)

Total (charges) benefits	(19,787)	165
Adjustment to provision for income taxes	1,302

Net loss (GAAP)	$(23,005)	$(1,136)

Basic and diluted loss per share (GAAP)	$(0.70)	$(0.03)

Basic and diluted weighted-average common shares outstanding	32,698	32,674

(1) The inventory write-down is primarily due to the product lifecycle management program, discontinuance of certain products in select markets, the product mix shift from 200mm wafers to 300mm wafers, and the expected continued slowdown in the semiconductor industry.

(2) The employee severance and termination costs consist of costs associated with the involuntary severance of approximately 225 employees at the Fort Collins facility. The need to reduce headcount in Fort Collins resulted primarily from the transfer of a substantial portion of manufacturing operations to Shenzhen, China. Additional charges are expected in the first half of 2005, primarily related to employees in the Hajiochi, Japan facility.

(3) As a result of the continuing process of obtaining and analyzing historical data and the Company’s fiscal year 2005 operating plan for use of current and future demonstration equipment, the Company has made a change in the estimated useful life of the demonstration equipment from two years to zero years. The Company’s policy going-forward is to record sales and marketing expense for the demonstration equipment as it is placed into service at our customers’ or potential customers’ location.

(4) The intangible asset impairment charge relates to assets acquired in conjunction with the acquisitions of Aera and Dressler and were considered for impairment in conjunction with the Company’s restructuring activities and 2005 operating plan.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Current Assets:
Cash and cash equivalents	$38,404	$41,522
Marketable securities, available for sale	69,578	93,370
Accounts receivable, net	72,053	61,927
Inventories, net	73,224	65,703
Other current assets	6,140	5,637

Total current assets	259,399	268,159

Property and equipment, net	44,746	44,725

Deposits and other	6,468	5,951
Goodwill and intangibles, net	80,308	88,943
Demonstration and customer service equipment, net	2,968	3,934
Deferred debt issuance costs, net	2,086	3,019

Total assets	$395,975	$414,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Trade accounts payable	$17,683	$23,066
Other accrued expenses	28,615	28,216
Current portion of capital leases and senior borrowings	3,726	8,582
Accrued interest payable on convertible subordinated notes	2,460	2,460

Total current liabilities	52,484	62,324

Long-term Liabilities:
Capital leases and senior borrowings	4,679	6,168
Deferred income tax liabilities, net	3,709	4,672
Convertible subordinated notes payable	187,718	187,718
Other long-term liabilities	2,407	2,015

Total long-term liabilities	198,513	200,573

Total liabilities	250,997	262,897
Stockholders’ equity	144,978	151,834

Total liabilities and stockholders’ equity	$395,975	$414,731

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year Ended December 31,
	2004	2003
NET CASH USED IN OPERATING ACTIVITIES	$(11,378)	$(12,986)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	12,329	(8,590)
NET CASH USED IN FINANCING ACTIVITIES	(5,191)	(8,608)
EFFECT OF CURRENCY TRANSLATION ON CASH	1,122	1,518

DECREASE IN CASH AND CASH EQUIVALENTS	(3,118)	(28,666)
CASH AND EQUIVALENTS, beginning of period	41,522	70,188

CASH AND EQUIVALENTS, end of period	$38,404	$41,522